Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Financial Guaranty Insurance Company:

         We consent to the use of our report dated February 14, 2003, on the predecessor basis financial statements of Financial Guaranty Insurance Company as of December 31, 2002, and for each of the years in the two-year period ended December 31, 2002, included in the Form 8-K of IMH Assets Corp. (the "Registrant"), which is incorporated by reference in the Registrant's registration statement (No. 333-117817), and to the reference to our firm under the heading "Experts" in the Prospectus Supplement of the Registrant relating to the Impac CMB Trust Series 2004-11, Collateralized Asset-Backed Bonds, Series 2004-11.


                                                                   /s/ KPMG LLP

New York, New York
December 22, 2004